News Release		Exhibit 99.1

Contact:	Corporate Communications
Houston:	713.324.5080
Email:	corpcomm@coair.com
News archive:	continental.com/company/news/	Address:	P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES TO HOLD LIVE WEBCAST OF
SECOND QUARTER 2009 FINANCIAL RESULTS

Summarizes special charges for the second quarter 2009

HOUSTON, July 14, 2009 -- Continental Airlines (NYSE: CAL) will hold its second quarter 2009 financial results conference call on Tuesday, July 21 at 9:30 a.m. CT/10:30 a.m. ET. A live, listen-only webcast of the conference call will be available at continental.com in the “Investor Relations” section under the “About Continental” menu.

The webcast will be available for replay within 24 hours of the conference call and then archived on the Web site for approximately three months.

Second Quarter Special Charges

Continental expects to record special charges during the second quarter of 2009 totaling $44 million of expense of which $43 million consists of non-cash items.  A summary of these charges is as follows (in millions):

Three Months Ended June 30, 2009

Aircraft-related charges	$43
Other	1
Total special charges	$ 44

Aircraft-related charges in the second quarter of 2009 include $31 million of non-cash impairments on owned Boeing 737-300 and 737-500 aircraft and related assets, an $8 million non-cash charge related to the disposition of three 737-300 aircraft and a $4 million non-cash charge to write off certain obsolete spare parts.

The impairment charges on the Boeing 737-300 and 737-500 fleets relate to Continental’s decision in June 2008 to retire all of its Boeing 737-300 aircraft and a significant portion of its Boeing 737-500 aircraft by early January 2010.  The company recorded an initial impairment charge in the second quarter of 2008 for each of these fleet types.  The additional write down in the second quarter of 2009 reflects further reduction in the fair value of these fleet types in the current economic environment.  In both periods, Continental determined that indicators of impairment were present for these fleets.  Fleet assets include owned aircraft, improvements on leased aircraft, rotable spare parts, spare engines and simulators.  Based on Continental’s evaluations, the company determined that the carrying amounts of these fleets were impaired and wrote them down to their estimated fair values.  The company estimated the fair values based on current market quotes and our expected proceeds from the sale of the assets.

Corporate Background

            Continental Airlines is the world’s fifth largest airline.  Continental, together with Continental Express and Continental Connection, has more than 2,750 daily departures throughout the Americas, Europe and Asia, serving 133 domestic and 132 international destinations. More than 750 additional points are served via current alliance partners.  With more than 43,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with its regional partners, carries approximately 67 million passengers per year.

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